Exhibit 99.1

Jane Dietze, Eva Sage-Gavin Join BroadSoft Board of Directors

New Directors bring deep technology, financial and human resource expertise to support BroadSoft’s rapid growth and larger scale

Gaithersburg, Md., March 3, 2016 – BroadSoft, Inc. (NASDAQ: BSFT), a global unified communication software as a service (UCaaS) provider, today announced that Jane Dietze and Eva Sage-Gavin have been elected to the Board of Directors, effective as of March 1, 2016.

“Jane brings to BroadSoft a wealth of financial and investment management experience, and an intimate understanding of the enterprise technology market, while Eva offers significant human capital expertise that will benefit the Company as it continues to expand internationally and strengthen its global culture,” said Michael Tessler, president and chief executive officer, BroadSoft. “As we seek to rapidly scale the BroadSoft business to a global communications leader alongside the world’s most recognized and innovative technology companies, we believe these Board additions will play an important role in this transformation.”

Since December 2013, Ms. Dietze has been a managing director at Brown University’s Investment Office, where she is involved with managing Brown’s $3.2 billion endowment. Earlier in her career, she was a managing director of Fortress Investment Group, a global alternative investment and asset management firm. Ms. Dietze was a general partner at NextPoint Partners, an early-stage technology venture fund, from 2004 to 2006, and at Columbia Capital, an information technology and communications fund, from 1998 to 2004.

Ms. Sage-Gavin is Vice Chairman of the Aspen Institute’s Skills for America’s Future Advisory Board and a member of the UpSkill America Coalition, working directly with senior White House leaders, community colleges and corporations to build skilled workforces. She serves as a Senior Advisor at the Boston Consulting Group, focused on the Consumer, Technology & Media and Public Sector practice areas. In 2013, she became the first female elected to the Board of Directors at Sapient, and served on its compensation committee through the firm’s successful acquisition by Publicis in 2015. Previously, she was Executive Vice President Global Human Resources and Corporate Affairs, at Gap Inc. responsible for the company’s internal and external communications, government and public affairs, social and environmental responsibility, foundation, as well as serving as the Chief People Officer.

About BroadSoft:

BroadSoft is the leading provider of software and services that enable mobile, fixed-line and cable service providers to offer Unified Communications over their Internet Protocol networks. The Company’s core communications platform enables the delivery of a range of enterprise and consumer calling, messaging and collaboration communication services, including private branch exchanges, video calling, text messaging and converged mobile and fixed-line services. For additional information, visit http://www.BroadSoft.com.

Investor Relations:

John Kiang, CFA, BroadSoft, Inc.

+1 240.720.0625

jkiang@broadsoft.com

Media Contacts:

Americas

Brian Lustig, Bluetext

+1 301.775.6203

brian@bluetext.com

Europe

Andy Crisp / Jon Bawden / Kate Anderson

Cohesive for BroadSoft UK

+44 (0) 1291 626200

broadsoft@wearecohesive.com

APAC

Terry Alberstein

Navigate Communication

+61 (0) 458-484-921

terry@navigatecommunication.com.au

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